PURCHASE AND SALE AGREEMENT

(LAKE MEAD CROSSING)

THIS PURCHASE AND SALE AGREEMENT ("**Agreement**") is made by and between LAKE MEAD CROSSING, L.L.C., a Nevada limited liability company,("**Seller**"), and GK DEVELOPMENT, INC., an Illinois corporation ("**Purchaser**"), as of the "**Effective Date**" specified in Section 10.12 below.

RECITALS

A. Seller is the owner of that certain shopping center located in Henderson, Nevada and commonly known as Lake Mead Crossing (the "**Shopping Center**").

B. Seller desires to sell, and Purchaser desires to purchase the Shopping Center that is comprised of the Property (defined below) in accordance with and upon the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

SECTION 1
PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (collectively, the "**Property**"):

(a) Land. The land and appurtenances thereto more particularly described on Exhibit A, including Seller's right, title and interest, if any, in and to all rights-of-way, open or proposed streets (public or private), alleys, easements and appurtenances thereto, strips or gores of land adjacent thereto, mineral rights, development rights, air rights (the "**Land**").

(b) Improvements. All improvements located on the Land (the "**Improvements**"; together with the Land are collectively referred to as the "**Real Property**").

(c) Tangible Personal Property. All of Seller's right, title and interest in and to all fixtures, equipment, machinery, furniture, furnishings and supplies, and other personal property, if any, now or hereafter owned by Seller, located on and used in connection with the Real Property and the Improvements (the "**Tangible Personal Property**").

(d) Leases. All leases and other occupancy agreements and amendments and modifications thereto (the "**Leases**") of space in the Real Property including, without limitation, the Leases described on Schedule 1.1(d) attached hereto, concession leases, and all tenant

guarantees and security deposits and prepaid rent, to the extent not applied to amounts past due from any applicable tenant, held by Seller on the Closing Date (as defined in Section 6.1).

(e) Contracts. All written contracts and agreements pertaining to the Property, including, but not limited to: (i) all leasing, construction, maintenance, operating and service contracts described on Schedule 1.1(e) attached hereto, (ii) all equipment leases and all rights and options of Seller thereunder relating to equipment or property located in or upon the Property or used in connection therewith described on Schedule 1.1(e) attached hereto, and (iii) guarantees and warranties in effect with respect to the Property or any portion thereof (all of the foregoing collectively, the "**Contracts**").

(f) Intangible Property. All of Seller's right, title and interest in and to all intangible property (the "**Intangible Property**"), if any, owned by Seller and pertaining to the Real Property, including, without limitation, transferable utility contracts, transferable telephone exchange numbers, plans and specifications, architectural and engineering drawings, engineering plans and studies, floor plans, landscape plans, warranties relating to the Property, consents, authorizations, licenses, permits, approvals, land use, entitlements, logos, designs, trade names, trademarks, service marks, copyrights and other intellectual property, and the name "Lake Mead Crossing", to the extent assignable, but excluding use of the names "Inland Western", "Retail Properties of America, Inc." and /or "RPAI".

(g) REAs. All of Seller's right, title and interest in and to all construction, operating and reciprocal easement agreements affecting the Property

SECTION 2
PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property shall be FORTY TWO MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($42,750,000.00) (the "**Purchase Price**"). The Purchase Price, as adjusted by all prorations and credits as provided for herein, shall be paid to Seller by Purchaser at the Closing (as defined in Section 6.1).

SECTION 3

EARNEST MONEY

3.1 Earnest Money.

(a) Purchaser shall deposit in a joint order escrow with the Title Company (as defined in Section 6.1) within two (2) business days after the Effective Date, by wire transfer of immediately available funds, the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the "**Initial Deposit**"). If Purchaser notifies Seller that Purchaser is satisfied with its investigation of the Property pursuant to Section 4.2 below, Purchaser shall deposit with the Title Company via Federal Reserve wire transfer of immediately available funds an additional FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the "**Additional Deposit**"; the Initial Deposit and the Additional Deposit are collectively referred to as the "**Earnest Money**") by 5:00 p.m. Central time on the last day of the Approval Period. Any

interest earned on the Earnest Money shall be considered part of the Earnest Money and shall be deemed to have been earned by, and constitute taxable income of, Purchaser. Except as otherwise expressly set forth herein, the Earnest Money shall be applied against the Purchase Price on the Closing Date.

(b) Seller shall have the option of terminating this Agreement pursuant to Section 8.2(a) below, if the full amount of required Earnest Money is not timely and fully delivered to the Title Company at the time(s) and in the manner as prescribed in this Section 3.

(c) If Purchaser terminates this Agreement pursuant to Section 4.2 below or is deemed to have terminated this Agreement pursuant to Section 4.2 below, the Earnest Money shall be immediately returned to Purchaser, and no party hereto shall have any further obligation under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the "**Surviving Obligations**").

(d) If Seller terminates this Agreement in accordance with Section 8.2(a), the Earnest Money shall be released by Title Company to Seller as liquidated damages as provided in Section 8.2(a), and no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations.

SECTION 4
DELIVERIES, INSPECTIONS AND REPRESENTATIONS

4.1 Seller's Delivery Obligations.

(a) Seller has, as of the Effective Date, delivered to Purchaser a current commitment to issue an ALTA Owner's Form 2006 Policy (or its equivalent) of title insurance with respect to the Real Property issued by the Title Company (the "**Title Commitment**") and copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

(b) Prior to the Effective Date, Seller has provided Purchaser with access to an electronic data room containing copies of documents and materials pertaining to the Property (the "**Due Diligence Items**"). The Due Diligence Items include a copy of a current dated survey of the Real Property meeting the 2011 minimum standard detail requirements for ALTA/ACSM Land Title Surveys (the "**Survey**"). Promptly after request from Purchaser, Seller shall provide copies of additional Due Diligence Items that are reasonably requested by Purchaser in order to evaluate the Property. The Due Diligence Items furnished to or made available to Purchaser are expressly understood by Purchaser to be subject to the confidentiality provisions of Section 10.17 below. Notwithstanding any terms to the contrary in this Agreement, Seller shall not be obligated or otherwise required to furnish or make available to Purchaser any of the following (collectively, the "**Excluded Property Records**"): (i) any appraisals or other economic evaluations of, or projections with respect to all or any portion of the Property, including without limitation, operating budgets, or (ii) any documents or materials or information which are subject to attorney/client privilege, work product or similar attorney privilege, with respect to the purchase of the Property by Seller. In addition, Seller shall have no obligation or liability of any kind to Purchaser as a result of Seller not furnishing or making available to Purchaser the

Excluded Property Records. Except as otherwise expressly set forth in this Agreement, Seller makes no representations or warranties, either expressed or implied, and shall have no liability with respect to the accuracy or completeness of the information, data or conclusions contained in the Due Diligence Items or other information provided to Purchaser, and Purchaser shall make its own independent inquiry regarding the economic feasibility, physical condition and environmental state of the Property during the Approval Period (as defined below). Purchaser acknowledges that it has received the environmental reports (the **"Environmental Reports"**) and copies of the insurance policies that are described in Schedule 4.1(b) attached hereto and made a part hereof. Seller will, prior to Closing, cause the Survey to be finalized and signed by the surveyor and certified to Purchaser, and any other parties designated in writing to Seller not less than five (5) business days prior to the Closing. A PDF of the finalized and signed Survey will be delivered to Purchaser prior to the Closing.

4.2 Purchaser's Satisfaction. The obligation of Purchaser to close the transaction contemplated hereby is subject, at Purchaser's option, to Purchaser's review and approval prior to expiration of the Approval Period (hereinafter defined) of (i) the financial data and information respecting the operation of the Property, (ii) the feasibility of Purchaser's acquisition of the Property , (iii) the physical and structural condition of the Property , (iv) the Leases and Contracts, (v) all other documents and items to be delivered to or made available to Purchaser pursuant to Section 4.1 above, and (vi) such other matters as Purchaser may elect to consider. If, for any reason whatsoever, or no reason at all, Purchaser, in its sole and absolute discretion, is not satisfied with any of the foregoing at any time on or before the expiration of the Approval Period, then Purchaser may elect, at its option, to terminate this Agreement by delivering notice of termination to Seller on or before the expiration of the Approval Period, in which event the Earnest Money shall be promptly returned to Purchaser, and thereafter neither Seller nor Purchaser shall have any further obligations or rights under this Agreement except for the Surviving Obligations. The **"Approval Period"** commenced on August 24, 2015 and shall end at 5:00 p.m. Central Time on the earlier of (i) October 8, 2015 and (ii) thirty (30) days after the Effective Date. If Purchaser is satisfied with all of the foregoing, Purchaser shall so notify Seller prior to the expiration of the Approval Period. If Purchaser fails to timely give notice of satisfaction, Purchaser shall be deemed to have terminated this Agreement, and the Earnest Money shall be returned to Purchaser.

4.3 Title Commitment and Survey.

(a) In the event (i) the Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Real Property that is unacceptable to Purchaser, or (ii) any exceptions appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall notify Seller in writing of such facts (**"Purchaser's Title Objections"**) not later than 5:00 p.m. Central Time on September 23, 2015 (the **"Title Approval Period"**). Upon the expiration of the Title Approval Period, except for Purchaser's Title Objections, Monetary Liens (as hereafter defined), and any other matters arising subsequent to the effective date of the Title Commitment, Purchaser shall be deemed to have accepted the form and substance of the Survey, the Title Commitment and all matters shown or addressed therein, including, without limitation, any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition,

covenant, exception or other matter with respect thereto (collectively, the "**Approved Title Matters**").

(b) Notwithstanding anything to the contrary contained herein, except for any Monetary Liens, other liens and encumbrances of an ascertainable amount caused or created by Seller ("**Other Encumbrances**") and any matters created or arising after the effective date of the Title Commitment, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Purchaser's Title Objections; provided, however, Seller, at its sole option, may attempt to eliminate or modify all or a portion of Purchaser's Title Objections to Purchaser's satisfaction prior to the Closing Date. In the event Seller is unable or unwilling to attempt to eliminate or modify all of Purchaser's Title Objections to the satisfaction of Purchaser, other than Monetary Liens or Other Encumbrances, Seller shall provide written notice thereof to Purchaser within five (5) business days of its receipt of Purchaser's Title Objections (the "**Seller's Notice**"). Purchaser may thereafter elect to close notwithstanding Purchaser's Title Objections (in which case Seller shall have no liability to eliminate or modify, and Purchaser shall take title to the Property subject to, the Purchaser's Title Objections other than Monetary Liens or Other Encumbrances) or Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller within three (3) business days of receipt of Seller's Notice, in which event neither party shall have any obligation hereunder other than the Surviving Obligations and Purchaser shall be entitled to return of the Earnest Money. Seller shall cause all mortgages, deeds of trust and monetary liens (including liens for delinquent taxes, mechanics' liens and judgment liens) affecting the Property and all indebtedness secured thereby (the "**Monetary Liens**") and Other Encumbrances to be fully satisfied, released and discharged of record on or prior to the Closing Date, or Purchaser may deduct the amount of the Monetary Liens and Other Encumbrances from the Purchase Price at Closing.

(c) If at any time after the Title Approval Period, any update to the Title Commitment discloses any additional items that adversely affect title to the Property that Purchaser disapproves, in its sole discretion (each, a "**New Exception**"), such item shall constitute a further Title Objection and shall be removed by Seller or, at Purchaser's sole option, insured by endorsement at Seller's expense, or Purchaser may terminate this Agreement or use proceeds at Closing to remove said additional items. Notwithstanding the provisions of Section 6.1 of this Agreement to the contrary, if Purchaser approves, the Closing Date shall be extended as necessary to allow the parties the notice and cure periods as provided in this Section 4.3(c).

(d) The term "**Permitted Encumbrances**" as used herein includes: (i) all of the Approved Title Matters, (ii) any matters appearing of record created by or through the acts of Purchaser and (iii) any of Purchaser's Title Objection (other than Monetary Liens and Other Encumbrances or those items Seller agreed to eliminate or modify pursuant to Section 4.3(b) or (c)) with respect to which Purchaser has elected to waive its objection pursuant to Section 4.3(b) or (c)).

4.4 Inspection.

(a) Following the Effective Date, Purchaser and its consultants, contractors, attorneys, advisors, employees, directors, officers, lenders and prospective lenders, appraisers, agents and representatives (collectively, the **"Purchaser Parties"**) shall have reasonable access to investigate and inspect the Property at agreed upon times at least one (1) business day prior notice to Seller. Neither Purchaser nor the Purchaser Parties may contact any Tenants (defined below), leasing agents, the property manager of the Property or any governmental entity having jurisdiction over the Property without Seller's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In the event Purchaser desires to conduct any physically intrusive tests, such as sampling of soils, other media, building materials, or the like, Purchaser will identify in writing the procedures Purchaser desires to perform and request Seller's express written consent, which consent may be withheld in Seller's sole discretion. Should Purchaser desire to conduct any physically intrusive tests that Seller consents to in writing , Purchaser and the Purchaser Parties will: (i) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $2,000,000 covering any accident arising in connection with the presence of Purchaser or the Purchaser Parties on the Property and deliver a certificate of insurance, naming Seller and the property manager as additional insureds thereunder verifying such coverage to Seller prior to entry upon the Property ; and (ii) promptly pay when due all costs incurred by Purchaser with respect to all entry and inspections and examinations done with regard to the Property. Purchaser will conduct its inspection and investigation in a commercially reasonable manner so as to minimize, to the extent reasonably possible to do so, any interference with the operations and occupancy of the Property and to minimize, to the extent reasonably possible to do so, any disturbance to Tenants. Seller and its representatives, agents, and/or contractors shall have the right to be present during any testing, investigation, or inspection of the Property.

(b) Purchaser shall restore the Property to its condition existing immediately prior to Purchaser's inspection, testing, investigation and survey thereof, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, testing, investigation or survey, whether occasioned by the acts of Purchaser or any of the Purchaser Parties, except for any liability (the "**Seller Liability**") arising out of the discovery of pre-existing conditions on the Property or the negligence or willful misconduct of Seller or its agents or employees, and Purchaser shall indemnify, defend and hold harmless Seller and its agents, employees, officers, directors, affiliates, advisors and asset managers from any liability (other than the Seller Liability) resulting therefrom. The indemnification by Purchaser set forth in this Section 4.4 (b) shall survive the Closing or the termination of this Agreement.

(c) At or prior to the end of the Approval Period, Purchaser shall notify Seller in writing which Contracts Purchaser wishes to assume at Closing. In the event that Purchaser does not provide such written notification, Purchaser shall be deemed to choose to assume all of the Contracts. Seller shall pay any transfer or assignment charges due in connection with Purchaser's assumption of any Contracts. Notice of termination for all Contracts not assumed by Purchaser shall be given by Seller not later than the Closing Date and any charges payable thereunder (including, but not limited to, any termination fees) through the date of actual termination shall be paid by Seller.

4.5 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser is an Illinois duly organized and in good standing under the laws of the State of Illinois has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement;

(b) Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or any shareholder, partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser's assets is bound;

(c) No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(d) Purchaser has not (i) commenced a voluntary case, or, to Purchaser's knowledge, had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(e) Purchaser will not be rendered insolvent in connection with, or as a result of, the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

(f) Neither Purchaser nor its sole member (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (**"OFAC"**) pursuant to Executive Order number 13224, 66 Federal register 49079 (September 25, 2001) (the **"Order"**); (ii) is listed on any other list of terrorist or terrorist organizations maintained pursuant to the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order; (iii) is engaged in activities prohibited in the Order; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

(g) Purchaser's representations and warranties set forth in this Section 4.5 shall survive the Closing or termination of this Agreement for a period of nine (9) months. As a condition precedent to Seller's obligation to close the purchase and sale transaction contemplated in this Agreement, Purchaser's representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date.

4.6 Seller's Representations and Warranties. Seller represents and warrants to Purchaser, as of the Effective Date, that:

(a) Seller is a limited liability company duly organized, qualified to do business and in good standing under the laws of the State of Nevada has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Seller has obtained all necessary authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Seller to this Agreement.

(b) Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Seller, or any shareholder, partner or related entity or affiliate of Seller, is a party or by which Seller, any shareholder, partner or related entity or affiliate of Seller, or any of Seller's assets is bound.

(c) The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, (1) violate any judgment, order, injunction, decree, regulation or ruling of any court or any governmental or quasigovernmental bodies or agencies having jurisdiction over Seller or the Real Property, or (2) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or other material agreement or instrument to which Seller is a party or by which Seller may be bound.

(d) Neither Seller nor its sole member (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order; (ii) is listed on any other list of terrorist or terrorist organizations maintained pursuant to the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order; (iii) is engaged in activities prohibited in the Order; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

(e) Except as set forth on Schedule 4.6(e), there are no legal actions, suits or similar proceedings pending and served, or to Seller's knowledge threatened against Seller or the Property.

(f) Seller has not been served with process or other written notice of any litigation or proceeding pending or threatened against Seller or the Property, including but not limited to condemnation or eminent domain, and to Seller's knowledge, no condemnation or eminent domain proceedings have been threatened against the Property.

(g) Seller has not received any written notices from any federal, state, county or municipal authority as to the existence of any Hazardous Materials (as defined in Section 4.7 below) at the Property or as to any other environmental problem or hazardous materials issues in any way related to the Property. Seller has not received any written notice from any party alleging that the Property or its current uses are in violation of any zoning, building, health, traffic, flood control or all other applicable rules, regulations, codes, ordinances, or statutes of any local, state or federal authority or any other governmental authority (collectively, the "**Laws**") asserting jurisdiction over the Property, which violations, if any, have not heretofore been corrected in all material respects; and, to Seller's knowledge, except as stated in the Environmental Reports, no Hazardous Materials have been released, stored, disposed of or otherwise introduced in, on or under the Property in violation of any Environmental Requirements during Seller's ownership of the Property.

(h) Seller is not a "foreign person," "foreign partnership," "foreign trust" or "foreign estate" as those terms are defined in Section 1445 of the Internal Revenue Code.

(i) Seller has no employees with respect to the Property, and there are no employment agreements, union agreements, benefit agreements, pension plans, or collective bargaining agreements, at or otherwise affecting the Property to which Seller is bound which will survive the Closing or for which Purchaser shall be responsible for or have any liability for after the Closing.

(j) There are no Leases or other tenancies for any space in the Shopping Center other than those set forth on Schedule 1.1(d). Seller has delivered (or will promptly deliver within three (3) days following the Effective Date) true, correct, complete and legible copies of each Lease (including all guarantees, amendments, letter agreements, addenda and/or assignments thereof) and subleases, if any, and any other agreements between Seller (or any affiliate of Seller) and any tenant under a Lease (each a "**Tenant**" and collectively, "**Tenants**") (or any affiliate of a Tenant) and there are no oral agreements between Seller and any Tenant that will be binding upon Purchaser.

(k) There are no options to purchase or rights of first refusal affecting or relating to the Property except as stated in the Leases and except for this Agreement.

(l) The documents delivered to Purchaser pursuant to Section 4.1 are true, correct and complete copies of those in Seller's or Seller's Agent's possession.

(m) Attached hereto as Schedule 1.1(d) is a rent roll (the "**Rent Roll**") that is (i) a schedule of the Tenants, as of the date stated therein, (ii) a rent roll used in the ordinary course of business by Seller and (iii) materially correct. In addition, the Rent Roll, as of the date stated therein, is a true, correct and complete list of (x) all of the Leases, all of which are in full force and effect, (y) the names of all of the tenants or other persons possessing contractual rights

to occupy a portion of the Property or the permitted assignees or subtenants under the Leases and (z) their rental obligations thereunder; and, except as set forth on the Rent Roll, as of the date stated on the Rent Roll and the aging accounts receivable (the "**AR**") delivered to Purchaser by Seller as one of the Due Diligence Items, as of the date stated on the AR, (i) all rental and other payments due under such Leases have been paid in full, (ii) to Seller's knowledge, Seller and, to Seller's knowledge, the tenants under the Leases, are not in default under the Leases, and Seller has materially complied with the terms and conditions of all the Leases, (iii) no rents or other payments have been collected more than one month in advance and no rents or other deposits are held by Seller, except security deposits described on the Rent Roll or prepaid rent for the current month, (iv) there are no outstanding due and unpaid commissions or other fees payable (except as stated in the Leases) with regard to any of the Leases or with regard to any renewals, extensions or expansions (whether due to options previously or hereafter exercised or separately negotiated), (v) any and all tenant improvement work, decorating, painting, renovation, and construction currently required to be done by the landlord under the provisions of any agreement with any tenant and any contributions or other allowances payable by the landlord to any tenant toward reimbursement of such tenant's cost of moving or improvements or any similar expense or monetary consideration to the tenant has been fully completed and paid for, except with respect to the Contemplated Lease and except as set forth on Schedule 1.(d), and (vi) Seller and its Agents have not entered into any agreements with any of the tenants except for the Leases delivered to Purchaser, and except as landlord and tenant Seller has no business relationship with any of the tenants.

(n) All Contracts (including, without limitation, any management, leasing, service or maintenance agreements) relating to the Property are identified on Schedule 1.1(e).

(o) Seller has not received written notice of any condemnation actions being contemplated or pending; the Property is separately assessed for real estate tax purposes and not combined with any other property for such purposes.

(p) All water, sewer, gas, electric, telephone, drainage facilities and all other utilities required by law or by the normal operation of the Property are installed across public property or valid easements to the property lines of the Property, are or will at Closing all be connected with valid permits and at Closing will be adequate to service the Property and to permit full compliance with all requirements of law.

(q) The sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax law applicable to Seller or the Property.

For the purposes of this Agreement and any document delivered at Closing, the phrase "to Seller's Knowledge" or words of similar import, shall be deemed to refer to the current, actual present and conscious awareness or knowledge only, without any duty of inquiry or independent investigation, of Lynn Reissenweber, Vice President, RPAI HOLDCO Management LLC, and the person in Seller's organization that has knowledge of the Property, provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of such named individual, or any other officer or employee or representative of Seller, on account of any breach of any representation or warranty made by Seller herein.

The representations and warranties contained in this Agreement shall be remade as of the Closing Date. Should Seller receive written notice or knowledge of any information regarding any of the matters set forth in this Section 4.6 after the Effective Date and prior to Closing, Seller will promptly notify Seller of the same. All representations and warranties made in this Agreement by Seller shall survive the execution and delivery of this Agreement and Closing for a period of nine (9) months following Closing, and (i) Seller's total liability for breach thereof shall in no event exceed $1,000,000.00 in the aggregate, and Seller shall have no liability with respect to any breach to the extent the loss sustained by Purchaser as a result thereof does not exceed $25,000.00 in the aggregate, provided, further if any such loss exceeds $25,000.00, Seller shall be liable for the total amount of such loss subject to the maximum loss provisions herein contained, and (ii) except as hereinafter provided, Seller shall have no liability whatsoever to Purchaser with respect to a breach of any of the representations and warranties herein contained if Purchaser obtains prior to the Closing actual knowledge of a fact or circumstance the existence of which would constitute a breach of Seller's representations and warranties hereunder and proceeds to Closing notwithstanding its actual knowledge of such fact or circumstance.

4.7 Definitions.

(a) As used herein, the term "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amend (42 U.S.C. 9601 *et seq.*) (**"CERCLA"**) or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. 6901 *et seq.*) (**"RCRA"**) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. 2601 *et seq.*); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Hazardous Material shall exclude solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Real Property.

(b) As used herein, the term **"Environmental Requirements"** shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or

hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.8 Tenant Estoppel Certificates.

(a) Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser, on or before three (3) business days prior to the Closing Date, an estoppel certificate from the following Tenants: any Tenant leasing 5,000 gross leasable square feet in the Shopping Center or more plus the other Tenants occupying fifty percent (50%) of the remaining gross leased square footage of the Shopping Center as of the Effective Date (collectively, the **"Required Tenants"**). As used herein, a **"Tenant Estoppel"** shall mean an estoppel certificate which meets the following conditions: (a) it is: (i) substantially in the form attached hereto as Exhibit B, (ii) in the standard form utilized by the tenant for its leased properties (if such tenant is a "national tenant"), or (iii) such other form as complies with the provisions of any Lease that specifies the form or content of an estoppel to be delivered by the tenant thereunder; (b) it shall not disclose any material defaults by Seller as landlord under the applicable Lease which were not disclosed to Purchaser prior to the end of the Approval Period; and (c) it shall not contain any information which is materially inconsistent with the information contained in the Lease and shall not disclose any matter materially adverse to the Property which is not known to Purchaser prior to the end of the Approval Period. In addition, in the event that Seller shall not have obtained a Tenant Estoppel from any of the Required Tenants on or before three (3) business days prior to the Closing Date, Seller may, at its option, provide to Purchaser instead, an estoppel certificate executed by Seller that satisfies the estoppel requirements set forth in this Section 4.8 for a Tenant Estoppel (a **"Seller Estoppel"**), except that Seller may not provide a Seller Estoppel for any tenant that leases in excess of 5,000 gross leasable square feet in the Shopping Center and may only provide a Seller Estoppel for up to ten percent (10%) of the remaining gross leased square footage of the Shopping Center. Seller may substitute for a Seller Estoppel a Tenant Estoppel later received from any such Required Tenant provided such Tenant Estoppel does not violate any of the conditions set forth in (a) through (c) above. In the event that Seller has not obtained a Tenant Estoppel from all Required Tenants on or before three (3) business days prior to the Closing Date, Seller may adjourn the Closing for up to fifteen (15) days to permit Seller time to obtain estoppel certificates from all Required Tenants. Any failure of Seller to obtain Tenant Estoppels from all Required Tenants within the time period required above, as it may be extended, shall not constitute a default by Seller under this Agreement, and in such case, Purchaser's sole remedy shall be to either (x) waive such failure and proceed to Closing, or (y) if Seller does not deliver a Seller Estoppel in lieu of the missing Tenant Estoppel, terminate this Agreement by written notice to Seller prior to the Closing Date, in which case the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations under this Agreement, except for the Termination Surviving Obligations. An estoppel certificate shall be deemed approved by Purchaser unless written notice stating the manner in which any such estoppel certificate deviates from the requirements for a Tenant Estoppel as set forth in this Section 4.8 is delivered to Seller not later than 5:00 pm Central time on the third (3rd) business day following Seller's delivery to Purchaser of any such estoppel certificate. Facts that were disclosed in writing to Purchaser prior to the end of the Approval Period may not be objected to by Purchaser if stated in an estoppel certificate. Notwithstanding anything to the contrary set forth herein, in the event that a tenant under a Lease deletes any of paragraphs 9 or 10 of the

form Tenant Estoppel attached hereto as Exhibit B, such Tenant Estoppel shall be deemed to satisfy the Tenant Estoppel requirement for such tenant.

(b) With respect to the Operation and Easement Agreement dated October 30, 2006, recorded as Document No. 20061030-0005993 (the **"Operation Agreement"**), not less than three (3) business days prior to the Closing Date, Seller shall deliver to Purchaser, an estoppel certificate from Target, confirming that there are no defaults, that no amounts are due and owing by Seller under the Operation Agreement or if amounts are owed, such amounts shall be stated.

SECTION 5
ACCEPTANCE OF PROPERTY

5.1 Disclaimers. Except as is otherwise expressly provided in this Agreement and in the documents to be executed and delivered by Seller at the Closing, the Property is being sold by Seller in condition "AS-IS" and without warranty.

(a) Purchaser acknowledges and agrees that, except as set forth in this Agreement or the Deed, Assignment or Lease Assignment (as such documents are defined below) to be delivered at Closing, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to any matter with respect to the Property.

(b) Additionally, no person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property or the transaction contemplated herein except as set forth in this Agreement or in the Deed, Assignment or Lease Assignment to be delivered at Closing; and except as set forth in this Agreement or in the Deed, Assignment or Lease Assignment to be delivered at Closing, no such representation, warranty, agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth in this Agreement or in the Deed, Assignment or Lease Assignment to be delivered at Closing.

(c) Purchaser further acknowledges and agrees that having been given a full and adequate opportunity to inspect, test and investigate the Property, Purchaser is relying solely on its own inspection, testing and investigation of the Property and the due diligence documents provided by Seller, and the representations, warranties and covenants made by Seller in this Agreement, the Deed, Assignment or Lease Assignment to be delivered at Closing), and Purchaser agrees, except as set forth in this Agreement or in the Deed, Assignment or Lease Assignment to be delivered at Closing, to accept the Property in its then existing "AS-IS" condition WITH ALL FAULTS at the Closing, and, effective at Closing, waives all objections or claims against Seller (except as otherwise provided for in this Agreement), arising from or related to the Property or its physical, environmental, economic or legal condition (including, without limitation, the actual or suspected existence of any hazardous materials in, on under or about the Property or the soil or ground water thereof).

5.2 Survival. The provisions of this Section 5 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be deemed incorporated into the Deed and other closing documents. Purchaser acknowledges and agrees that the releases, waivers and disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the releases, waivers and disclaimers and other agreements set forth above.

SECTION 6
CLOSING

6.1 Closing. The closing of the purchase and sale transaction contemplated herein (the **"Closing"**) shall be held at or conducted through an escrow administered by Chicago Title Insurance Company (the **"Title Company"**) at 10 S. LaSalle Street, Chicago, Illinois 60603, National Division, Attn: Nancy Castro, on November 10, 2015 (the **"Closing Date"**). On the Closing Date, all documents to be recorded shall be delivered to the Title Company for recording and all other closing documents and funds shall be deemed to be simultaneously delivered. The Closing shall be on a so-called "New York Style" basis. Seller agrees to execute a "gap indemnity" in favor of the Title Company, if required.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing.

6.3 Proration.

(a) All collected rents and other amounts received from the tenants under the Leases, income, fees and other charges under the Contracts to be assumed by Purchaser at the Closing, all amounts prepaid under Contracts to be assumed by Purchaser at Closing, all utilities and other operating expenses with respect to the Property for the month in which the Closing occurs and real estate and personal property taxes and other assessments with respect to the Property, including assessments and amounts paid under covenants and agreements for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date and thereafter, and Seller retaining the benefits and burdens of ownership for the period of time prior to the Closing Date. At Closing, Purchaser shall be credited with all amounts due and unpaid with respect to tenant improvement costs and leasing commissions, which amounts are set forth on Schedule 1.1(d), and all other net amounts owed by Seller to tenants per the Leases existing as of the Effective Date, except for the Contemplated Lease, provided however Seller may pay, prior to Closing, directly any broker any outstanding leasing commission regardless of the date due and provide Purchaser with evidence of such payment, in which event, Purchaser shall not receive a credit for such amounts paid by Seller. Purchaser shall pay all tenant improvement costs and leasing commissions in connection with the Contemplated Lease.

(b) At Closing, collected rents, prepaid rents and the balance existing as of the Closing Date on refundable security deposits in the possession or control of Seller (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific Lease) at Seller's sole option shall either be

(i) transferred to Purchaser at Closing and not subject to adjustment, or (ii) adjusted by way of a credit in favor of Purchaser. However, there shall be no proration of any such rent which is delinquent as of the Closing Date. Rather, Purchaser shall cause any such delinquent rent for the period prior to Closing to be remitted to Seller if, as and when collected, subject to the priorities hereinafter set forth. All rents received by Seller or Purchaser following the Closing Date shall be applied first to rents for the period following the Closing, second to rents for the month in which the Closing occurs, and third to delinquent rents for the period prior to the Closing. At Closing, Seller shall deliver to Purchaser a schedule of all such delinquent rent, if any. Purchaser shall include the amount of delinquent rent in the bills submitted to the tenants in question after the Closing and will continue to regularly invoice delinquent Tenants for amounts owed under the Leases for pre-Closing Date periods and shall use reasonable efforts to collect the same; however, in no event shall Purchaser have any obligation to incur any third party costs or sue a tenant, terminate a tenant's Lease or seek to dispossess a tenant. Notwithstanding anything contained herein to the contrary, Seller shall retain the right after Closing (but not for a period of ninety (90) days following Closing), to take such actions as it elects to collect delinquent rents, provided that Seller shall not be entitled to commence and pursue litigation against a Tenant, dispossess a tenant or seek termination of any Lease in connection with any collection efforts by Seller with respect thereto. Amounts received by Purchaser or Seller after Closing and owing to the other party under this Section 6.3(b) shall be promptly remitted to the other party and shall not be discounted by Purchaser for amounts owed to Purchaser from any Tenant.

(c) All real estate taxes, rollback taxes, personal property taxes, water and sewer use charges, and any other charges and assessments constituting a lien on the Property (collectively, "**Taxes and Assessments**") shall be prorated as of the Closing Date for the fiscal year in which the same are levied. In the event that the current official bill for Taxes and Assessments is not available, all prorations shall be based upon the most recent ascertainable bill. Seller shall receive a credit for any Taxes and Assessments paid by Seller for Taxes and Assessments that relate to periods on or after the Closing Date. There shall be no credit between the parties for Taxes and Assessments not yet due and payable with respect to those Tenants that are responsible for the direct payment to the taxing authority for all such Taxes and Assessments due in accordance with the provisions of their Lease.

(d) If the Closing shall occur before the actual amount of operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such operating expenses shall be upon the basis of an estimate by Seller of such operating expenses for such month. Subsequent to the Closing, when the actual amount of such operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment within forty-five (45) days after Closing. Seller and Purchaser shall cooperate to cause all utility suppliers furnishing electrical, gas, water or other utility services to the Property to read all utility meters on the date of Closing and Seller shall be responsible for the payment for all such charges. Purchaser shall be responsible for making its own arrangements with respect to future utility billings and deposits. In the event any such utility supplier refuses to read and bill any such utilities, then such utility charges shall be prorated at Closing upon the basis of the most recently issued bills therefor.

(e) If any Lease contains obligations ("**Lease Obligations**") on the part of any Tenant for: (i) CPI or similar adjustments,(ii) percentage rents, (iii) escalation payments for taxes, labor or operations, or (iv) other expenses including, without limitation, common area maintenance or any other operating cost pass-throughs or retroactive charges payable by such Tenant that have accrued as of the Closing Date but are not then due and payable, the amount of such Lease Obligations shall be prorated as of the Closing Date based on payments received from such tenants. On or before April 30, 2016, Purchaser shall calculate (with Seller's cooperation but Seller shall not be required to incur any third party costs) the expenses incurred and collections received for the year of Closing by Seller and Purchaser and shall prepare and present to Seller for its review and approval, which approval shall not be unreasonably withheld or delayed, a calculation of the collections received and expenses incurred by each of Seller and Purchaser. Seller shall make any necessary adjusting payment to Purchaser, due to any over collection by Seller, within thirty (30) days after presentment to, and approval by, Seller of Purchaser's calculation, and Purchaser shall make any necessary adjusting payment to Seller, due to any under-collection by Seller, within thirty (30) days after presentment to, and approval by Seller of Purchaser's calculation. Either party may inspect the other's books and records related to the Property to confirm the calculation. Seller shall also make any necessary adjusting payments to Purchaser for amounts due to tenants for additional rent overpayments in the periods prior to the year in which Closing occurs and prior to the date of Closing for the year in which the Closing occurs.

(f) Any fees and charges pursuant to any Contracts relating to the Property which Purchaser does not assume at Closing shall be paid by Seller prior to Closing. Fees and charges for Contracts which Purchaser is assuming shall be prorated and Purchaser shall pay all fees and costs in connection with such assumption, including fees and costs for any assumption of warranties.

(g) Seller shall provide to Purchaser and the Title Company all information necessary to prepare the prorations under this Section 6.3 not less than three (3) business days prior to the Closing Date.

6.4 Closing Costs. Seller shall pay, on the Closing Date, (a) the costs associated with ordering the Title Commitment and the basic premium for the Owner's Policy (as defined in Section 6.5(a) below), excluding any endorsement thereto and excluding extended coverage, if elected, (b) one-half (1/2) of any escrow fees, (c) 100% of any transfer tax fees, (d) one-half (1/2) of the costs of the Survey and (e) other customary fees, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by the seller in such transactions in the location in which the Real Property is situated that are not otherwise provided for herein. Purchaser shall pay, on the Closing Date, (a) all costs associated with any endorsement to the Owner's Policy and extended coverage, if elected, (b) any costs in connection of any new loan, including the cost to issue any lender's title insurance policy, (c) all recording costs, (d) one-half (1/2) of any escrow fees, (e) one-half (1/2) of the costs of the Survey in an amount not to exceed $9,500.00; (f) other customary fees, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by the purchaser in such transactions in the location in which the Property is situate that are not otherwise provided for herein; and (g) all costs incurred by Purchaser in inspecting the Property.

Notwithstanding the foregoing, each party shall pay its own attorneys' fees incurred in connection with the transaction contemplated in this Agreement.

6.5 Seller's Obligations at the Closing. At the Closing, Seller shall cause possession of the Real Property to be delivered to Purchaser, subject only to the rights of the Tenants under the Leases, the Contracts assumed by Purchaser as provided herein and the Permitted Encumbrances and, on the business day prior to the Closing Date, shall deliver to the Title Company, in escrow, or in the case of the Owner's Policy, cause the Title Company to deliver, each of the following for delivery to Purchaser at the Closing:

(a) Title Policy. A 2006 ALTA Owner's Policy of Title Insurance with extended coverage over the general exceptions, issued by Title Company naming Purchaser, or its nominee as provided in Section 10.8 below, as insured, in the amount of the Purchase Price, insuring that Purchaser owns good and indefeasible fee simple title to the Real Property subject only to the Permitted Encumbrances or the Title Company's irrevocable commitment to issue such title insurance policy (the **"Owner's Policy"**).

(b) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller's authority to consummate the transactions contemplated by this Agreement.

(c) Deed. A duly executed and acknowledged special warranty deed conveying the Real Property and Improvements to Purchaser or its designee in the form attached to this Agreement as Exhibit C (the **"Deed"**).

(d) Assignment. Two (2) duly executed and acknowledged counterparts of the Bill of Sale and Assignment and Assumption of Contracts in the form attached to this Agreement as Exhibit D (the **"Assignment"**).

(e) Lease Assignment. Two (2) duly executed and acknowledged counterparts of the Assignment and Assumption of Leases in the form attached to this Agreement as Exhibit E (the **"Lease Assignment"**).

(f) FIRPTA Affidavit. A duly executed affidavit of Seller in form attached hereto as Exhibit F certifying that Seller is not a "foreign person," as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in any applicable state laws for the state in which the Property is located.

(g) Tenant and Contract Notices. Duly executed notices to all tenants or lessees under the Leases in form attached hereto as Exhibit G and executed notices to all service or other providers whose contracts are being assigned to Purchaser, in form attached hereto as Exhibit G-1.

(h) Transfer Tax Declarations. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Property, including any certifications required in connection therewith (the **"Transfer Tax Declarations"**).

(i) Settlement Statement. A separate closing settlement statement, duly executed by Seller, setting forth the prorations and adjustments to the Purchase Price in accordance with this Agreement; it being agreed that such prorations and adjustments shall be mutually approved by Seller and Purchaser at least two (2) business days prior to Closing. Seller's closing statement shall not be shared with Purchaser.

(j) Recertified Rent Roll. A recertified rent roll dated as of the Closing Date certified by Seller to be true an correct as of the Closing Date.

(k) Certificate of Seller Representations. A certificate executed by Seller stating that the representations and warranties set forth in Section 4.6 hereof are true and correct as of the Closing Date.

(l) Resignation from Officers' Positions. Duly executed resignation(s) from Seller with respect to any officer positions held by Seller or its officers in any associations governing or directing the use and control of any portion of the Property, if applicable.

(m) Assignment and Assumption of Operation Agreement. Two (2) duly executed Assignment and Assumption of Operation Agreement in the form attached hereto as Exhibit H pertaining to the Operation Agreement (the **"Assignment of Operation Agreement"**).

(n) Other Documents. All other documents reasonably determined by Purchaser or Title Company to be necessary to transfer the Property to Purchaser free and clear of all encumbrances, except for the Permitted Encumbrances.

(o) Keys. Keys to all locks located in or about any portion of the Property and all personal property described in the Bill of Sale to the extent in Seller's possession or control.

(p) Broker's Lien. Any document necessary to release any broker's lien in connection with this transaction.

6.6 Purchaser's Obligations at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered through the Title Company in escrow to Seller the following:

(a) Purchase Price. The Purchase Price by wire transfer of immediately available funds, subject to the prorations, credits and adjustments set forth herein.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Title Company authorizing Purchaser's acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

(c) Assignment. Two (2) duly executed and acknowledged counterparts of the Assignment.

(d) Lease Assignment. Two (2) duly executed and acknowledged counterparts of the Lease Assignment.

(e) Assignment of Operation Agreement. Two (2) duly executed and acknowledged counterparts of the Assignment of Operation Agreement.

(f) Settlement Statement. A separate closing settlement statement, duly executed by Purchaser, setting forth the prorations and adjustments to the Purchase Price in accordance with this Agreement. Purchaser's closing statement shall not be shared with Seller.

6.7 Filing of Reports. Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated in this Agreement.

6.8 Conditions Precedent to Purchaser's Obligation. The obligations of Purchaser under this Agreement are subject to satisfaction or written waiver of Purchaser of each of the following conditions or requirements on or before Closing:

(a) Seller's warranties and representations under this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Seller shall not be in default thereunder.

(b) The obligations of Seller contained in this Agreement shall have been performed, and Seller shall not be in default under any covenant, restriction, right-of-way or easement affecting the Property.

(c) The Owner's Policy or a pro forma shall have been issued, subject only to Permitted Encumbrances.

(d) Delivery of possession of the Property to Purchaser subject only to the Permitted Exceptions, the Contracts assumed by Purchaser as provided herein and to the rights of Tenants under the Leases, as tenants only.

(e) Seller has delivered to Purchaser a Tenant Estoppel, as required in Section 4.8 of this Agreement, from each of the Required Tenants, and Seller shall have satisfied its other obligations under Section 4.8 of this Agreement.

(f) The obligations of Seller contained in this Agreement shall have been performed in all material respects, and Seller shall not be in default under any covenant, restriction, right-of-way or easement affecting the Property.

In the event that any or all of the foregoing provisions of this Section 6.8 are not satisfied, unless otherwise waived by Purchaser in writing, and Seller does not request an adjournment of the Closing to cause the satisfaction of such conditions, such adjournment not to exceed ten (10) days, and Purchaser elects in writing to terminate this Agreement, then the Earnest Money shall be promptly delivered to Purchaser by Title Company and, upon receipt thereof by Purchaser, neither party shall have any further claim against the other by reason of this Agreement, except only for the Surviving Obligations.

6.9 Conditions Precedent to Seller's Obligation. The obligations of Seller under this Agreement are subject to satisfaction or written waiver of Seller of each of the following conditions or requirements on or before Closing:

(a) Purchaser's warranties and representations under this Agreement shall be true and correct in all material respects, and Purchaser shall not be in default thereunder.

(b) The obligations of Purchaser contained in this Agreement shall have been performed in all material respects, and Purchaser shall not be in default under any covenant, restriction, right-of-way or easement affecting the Property.

In the event that any or all of the foregoing provisions of this Section 6.9 are not satisfied, unless otherwise waived by Seller in writing, and Seller does not request an adjournment of the Closing to cause the satisfaction of such conditions, such adjournment not to exceed ten (10) days, and Seller elects in writing to terminate this Agreement, then the Earnest Money shall be promptly delivered to Seller by Title Company and, upon receipt thereof by Seller, neither party shall have any further claim against the other by reason of this Agreement, except only for the Surviving Obligations.

SECTION 7
RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is threatened or initiated to take any portion of the Real Property by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement and receive a full refund of the Earnest Money, or (b) consummate the Closing, in which latter event all of Seller's assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2 Casualty. Except as otherwise provided in this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage in excess of Two Million and No/100 Dollars ($2,000,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement and receive a full refund of the Earnest Money, or (b) consummate the Closing, in which latter event all of Seller's right, title and interest in and to the proceeds of any insurance covering such damage, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit in an amount equal to the sum of Seller's deductible under its insurance policy together with the amount of any proceeds received by Seller which were not otherwise actually applied to effect repairs to the Property. If the Property, or any part thereof, suffers any damage equal to or less than Two Million and No/100 Dollars ($2,000,000.00) prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of all insurance covering such damage plus an amount equal to Seller's deductible under its insurance policy, together with the amount of proceeds received by Seller which were not otherwise actually applied to effect repairs to the Property, and there shall be no reduction in the Purchase Price.

SECTION 8
DEFAULT

8.1 Breach by Seller.

(a) Pre-Closing. In the event that Seller shall breach or default in the performance of any of its obligations to be performed prior to Closing and/or fail to consummate the transaction contemplated by this Agreement for any reason (except Purchaser's breach or default under this Agreement or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provision hereof other than a termination by Purchaser as a result of a default by Seller), Purchaser, as Purchaser's sole and exclusive remedy, may either (i) terminate this Agreement, receive a refund of the Earnest Money, and Purchaser's actual out-of-pocket costs and expenses, not to exceed One Hundred Thousand Dollars ($100,000.00) or (ii) seek specific performance of Seller's obligation to deliver a deed and other documents for the Property pursuant to Section 6.5 of this Agreement, provided that, except with respect to occurrences or events which occur after the expiration of the Approval Period (or with respect to exceptions to title that first appear more than five (5) business days after a Seller's Notice) and except as set forth in Section 9 below, in no event shall Seller be obligated to undertake any of the following: (i) change the condition of the Property or restore the same after any fire or casualty; (ii) expend money other than as set forth in Section 4.3(b) or, with Purchaser's approval, post a bond to remove or insure over a title defect or encumbrance or to correct any matter shown on a survey of the Property; or (iii) secure any permit, approval, or consent with respect to the Property or Seller's conveyance thereof.

(b) Post-Closing. In the event that Seller shall breach or default in the performance of any of its representations, warranties or covenants which by the express terms of this Agreement survive the Closing, Purchaser, as Purchaser's sole and exclusive remedy, subject to the limitations set forth in Section 4.6(c), may pursue Seller for actual damages and lost profits incurred by Purchaser solely as the result of such breach or default.

(c) Purchaser hereby agrees that, prior to its exercise of any right or remedy as a result of any breach or default by Seller pre-Closing or post-Closing, Purchaser will first deliver written notice of said breach or default to Seller and give Seller ten (10) days thereafter in which to cure said breach or default, if Seller so elects.

8.2 Breach by Purchaser.

(a) Liquidated Damages. In the event that the sale of the Property is not consummated due to any default by Purchaser under this Agreement, Seller shall be entitled to declare this Agreement to be terminated, and subject to Section 8.2(b) below, Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller's sole and exclusive remedy (except for the Surviving Obligations).

SELLER AND PURCHASER ACKNOWLEDGE THAT THE ACTUAL DAMAGES TO SELLER WHICH WOULD RESULT FROM SUCH FAILURE WOULD BE EXTREMELY DIFFICULT TO CALCULATE OR ESTABLISH ON THE DATE HEREOF. IN ADDITION, PURCHASER DESIRES TO HAVE A LIMITATION PUT UPON ITS

POTENTIAL LIABILITY TO SELLER IN THE EVENT OF SUCH FAILURE BY PURCHASER. BY PLACING THEIR INITIALS IN SPACES HEREINAFTER PROVIDED, SELLER AND PURCHASER SPECIFICALLY ACKNOWLEDGE AND AGREE, AFTER NEGOTIATION BETWEEN SELLER AND PURCHASER, THAT THE AMOUNT OF THE EARNEST MONEY CONSTITUTES REASONABLE COMPENSATION TO SELLER FOR SUCH FAILURE BY PURCHASER AND SHALL BE DISBURSED TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES IN THE EVENT OF SUCH FAILURE BY PURCHASER.

PURCHASER (GP) SELLER (____)

(b) Remedies. Seller hereby agrees that prior to its exercise of its remedy as a result of any breach or default by Purchaser, Seller will first deliver written notice of said breach or default to Purchaser and give Purchaser ten (10) days thereafter in which to cure said breach or default.

(c) Surviving Obligations. None of the provisions of this Section 8 shall limit, impair or affect any of Purchaser's indemnities of Seller or other Surviving Obligations as provided elsewhere in this Agreement, or Seller's representations or warranties made to Purchaser which survive elsewhere as provided in this Agreement.

(d) Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Title Company for holding the Earnest Money and for cancellation of the Title Commitment.

SECTION 9
FUTURE OPERATIONS AND REAL PROPERTY TAX APPEALS

9.1 Maintenance and Contracts. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a) Seller shall operate and maintain the Property in the ordinary course of business consistent with the manner in which it has heretofore been operated and maintained and shall not deplete supplies used in the operation of the Property. Seller shall maintain property and casualty insurance on the Property in the same amounts and for the same coverage as it has heretofore maintained for the Property.

(b) Seller will perform all Seller's material obligations under the Leases and Contracts. Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), modify or renew any Contract, or enter into any new contract.

9.2 Leasing. From the Effective Date of this Agreement through the expiration of the Approval Period, Seller shall not, without Purchaser's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into a new lease or modify, amend or terminate any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such Lease). Seller shall advise Purchaser, in writing, of any proposed new lease or amendment of any existing Lease (and include a copy of

POTENTIAL LIABILITY TO SELLER IN THE EVENT OF SUCH FAILURE BY PURCHASER. BY PLACING THEIR INITIALS IN SPACES HEREINAFTER PROVIDED, SELLER AND PURCHASER SPECIFICALLY ACKNOWLEDGE AND AGREE, AFTER NEGOTIATION BETWEEN SELLER AND PURCHASER, THAT THE AMOUNT OF THE EARNEST MONEY CONSTITUTES REASONABLE COMPENSATION TO SELLER FOR SUCH FAILURE BY PURCHASER AND SHALL BE DISBURSED TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES IN THE EVENT OF SUCH FAILURE BY PURCHASER.

PURCHASER (____) SELLER (____)

(b) Remedies. Seller hereby agrees that prior to its exercise of its remedy as a result of any breach or default by Purchaser, Seller will first deliver written notice of said breach or default to Purchaser and give Purchaser ten (10) days thereafter in which to cure said breach or default.

(c) Surviving Obligations. None of the provisions of this Section 8 shall limit, impair or affect any of Purchaser's indemnities of Seller or other Surviving Obligations as provided elsewhere in this Agreement, or Seller's representations or warranties made to Purchaser which survive elsewhere as provided in this Agreement.

(d) Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Title Company for holding the Earnest Money and for cancellation of the Title Commitment.

SECTION 9
FUTURE OPERATIONS AND REAL PROPERTY TAX APPEALS

9.1 Maintenance and Contracts. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a) Seller shall operate and maintain the Property in the ordinary course of business consistent with the manner in which it has heretofore been operated and maintained and shall not deplete supplies used in the operation of the Property. Seller shall maintain property and casualty insurance on the Property in the same amounts and for the same coverage as it has heretofore maintained for the Property.

(b) Seller will perform all Seller's material obligations under the Leases and Contracts. Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), modify or renew any Contract, or enter into any new contract.

9.2 Leasing. From the Effective Date of this Agreement through the expiration of the Approval Period, Seller shall not, without Purchaser's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into a new lease or modify, amend or terminate any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such Lease). Seller shall advise Purchaser, in writing, of any proposed new lease or amendment of any existing Lease (and include a copy of

the proposed new lease or amendment) not less than three (3) business days prior to the execution of same. After the end of the Approval Period, Seller shall not, without Purchaser's prior written consent in each instance, which consent may be given or withheld in Purchaser's sole and absolute discretion, enter into a new lease or modify, amend or terminate any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such Lease). If Purchaser fails to object in writing to any such proposed action by Seller set forth in this Section 9.2 within three (3) business days after receipt of the aforementioned information, Purchaser shall be deemed to have approved the proposed action. Notwithstanding the foregoing, Purchaser may not object to any lease that is on Seller's standard form of Lease or any national tenant's standard form (in either case, with such appropriate changes and provisions as are reasonable and customary for leases with comparable tenants for comparable space in comparable projects) and contains terms that are the same as the terms set forth on Schedule 9.2 attached hereto with the tenants set forth on Schedule 9.2 (each, a **"Contemplated Lease"**).

9.3 Real Estate Tax Appeal. Seller shall have the exclusive right to file and control any tax appeal for the real estate taxes for the Property attributable to the year in which the Closing occurs but shall keep Purchaser informed of the progress and outcome of any such appeal. To the extent that Seller shall receive a refund therefor, Seller shall disburse to any Tenant a portion of such refund as may be due that tenant under its Lease. To the extent that Purchaser shall receive a refund therefor, Purchaser shall disburse to any Tenant a portion of such refund as may be due that Tenant under its Lease. The remainder of the refund, if any, shall be prorated between Purchaser and Seller based upon each party's respective ownership of the Property for the time periods that such refund covers, after deducting therefrom the cost and expenses reasonably incurred in pursuing the appeal and not charged to tenants. The terms of this Section 9.3 shall survive the Closing.

9.4 Cost Sharing Agreement. Seller may execute and record a Cost Sharing Agreement substantially in the form of Exhibit I or a similar form provided that any revisions to such form does not increase Purchaser's obligations or diminish its rights and such Cost Sharing Agreement may be recorded with the Clark County recorder and shall be a Permitted Encumbrance. Seller shall use commercially reasonably efforts to pursue full execution of the Cost Sharing Agreement.

SECTION 10
MISCELLANEOUS

10.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, or when sent by facsimile transmission, as evidenced by fax confirmation, whether or not actually received by the person to whom addressed, or when sent by email, whether or not actually received by the person to whom addressed; or (b) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express or United Parcel Service, addressed to such party at the address specified below. Any notice which a party may or is required to give may be authored and/or given by that party's

attorney with such notice having the same force and effect as if given by the party itself. For purposes of this Section 10.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	c/o Retail Properties of America, Inc. 2021 Spring Road, Suite 200 Oak Brook, Illinois 60523 Attention: Shane Garrison, EVP, CIO, COO Facsimile Number: (630) 282-7463 Email: sgarrison@rpai.com
With a copy to:	Retail Properties of America, Inc. 2021 Spring Road, Suite 200 Oak Brook, Illinois 60523 Attention: Dennis Holland, General Counsel Facsimile Number: (630) 282-7465 Email: holland@rpai.com
With a copy to:	Vedder Price, P.C. 222 N. LaSalle Street, Suite 2500 Chicago, Illinois 60601 Attention: Sarah S. Shaw, Esq. Facsimile Number: (312) 609-5005 Email: sshaw@vedderprice.com
If to Purchaser:	GK Development, Inc. 257 East Main Street Suite 200 Barrington, Illinois 60010 Attention: Garo Kholamian Facsimile Number: (847) 277-9940 Email: garo@gkdevelopment.com
with a copy to:	Seyfarth Shaw LLP 131 South Dearborn Street Suite 2400 Chicago, Illinois 60603 Attention: Ira Fierstein, Esq. Facsimile Number: (312) 460-7614 Email: ifierstein@seyfarth.com
If to Title Company:	Chicago Title Insurance Company National Division 10 S. LaSalle Street Chicago, IL 60603 Attention: Nancy Castro

Facsimile: (312) 223-2108
Email: nancy.castro@ctt.com

10.2 Broker's Commission. Seller and Purchaser represents and warrants to each other that no third party broker or finder has been engaged or consulted by either party or is entitled to compensation or commission in connection herewith except for Eastdil Secured (**"Broker"**), whose commission shall be paid by Seller. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby other than Broker. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby other than Broker. Notwithstanding anything to the contrary contained herein, this Section 10.2 shall survive the Closing or any earlier termination of this Agreement.

10.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

10.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

10.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

10.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

10.7 Governing Law. This Agreement shall be governed by the laws of the State of where the Property is located and the laws of the United States pertaining to transactions in such State.

10.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign Purchaser's rights under this Agreement to any entity other than an affiliate of or managed by Purchaser, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to one or more entities that is owned or controlled by, or under common ownership or control with Purchaser, or one or more entities that is owned or controlled by, or under common ownership or control with, or managed by Purchaser, or in which Purchaser, or an individual or entity, that owns or controls Purchaser, or is under common ownership or control with Purchaser, is a general partner or managing member. No assignment of Purchaser's rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.

10.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

10.10 Attorneys' Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys' fees incurred in such suit. For purposes of this Section 10.10, a party will be considered to be the "prevailing party" if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

10.11 Execution in Counterparts. This Agreement can be executed in counterparts, each of which shall be an original and, upon the delivery to the Title Company of one or more of the Agreement signed by all parties, together will constitute a fully executed and binding contract. The exchange of executed signature pages by facsimile or Portable Document Format (PDF) transmission shall constitute effective delivery of such signature pages and may be used in lieu of the original signature pages for all purposes. In the event this Agreement is executed by the exchange of facsimile or Portable Document Format (PDF) copies, the parties agree to exchange ink-signed counterparts promptly after the execution and delivery of this Agreement, if requested by either Seller or Purchaser.

10.12 Effective Date. As used herein the term **"Effective Date"** shall mean the last date of execution and delivery of this Agreement by Purchaser or Seller.

10.13 Exhibits. The exhibits attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

10.14 Construction. Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

10.15 Jury Trial Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING AND TERMINATION OF THIS AGREEMENT.

10.16 Venue. Purchaser and Seller knowingly, voluntarily and intentionally stipulate that any litigation which may be commenced by either of them against the other claiming violation or default of this Agreement, shall be commenced within the federal courts located in Chicago, Illinois and venue shall therein remain unless otherwise mutually stipulated by these parties.

10.17 Confidential Information.

(a) Purchaser agrees that any information obtained by Purchaser or its attorneys, partners, accountants, lenders or agents (collectively, the **"Permitted Outside Parties"**) in the conduct of its inspections and investigations shall be treated as confidential and shall be used only to evaluate the acquisition of the Property from Seller. Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Items will be disclosed and exhibited only to those persons within Purchaser's organization or to those Permitted Outside Parties who are involved in determining the feasibility of Purchaser's acquisition of the Property . Purchaser further acknowledges that the Due Diligence Items and other information relating to the operation of the Property and leasing arrangements between Seller and any tenants or prospective tenants are confidential in nature. Purchaser agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with this Section 10.17. In permitting Purchaser and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by

Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. In the event of the termination of this Agreement for any reason whatsoever other than a default by Seller, Purchaser shall return to Seller all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use its commercially reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. Notwithstanding the foregoing, Purchaser and the Permitted Outside Parties shall have the right to disclose information, including the Due Diligence Items, (i) if such information is generally available in the public domain, (ii) if Purchaser or a Permitted Outside Party obtains such information from a party other than Seller or Seller's agents that Purchaser or the Permitted Outside Party does not know to be subject to a confidentiality agreement with respect to such information, (iii) to the extent required by applicable law, or (iv) as necessary in connection with a dispute between Seller and Purchaser. The provisions of this Section 10.17 shall survive any termination of this Agreement.

(b) The parties acknowledge that no party shall make any public disclosure of the specific terms of this Agreement, except Seller and Purchaser may make any public disclosures as required by law, SEC regulation or NYSE requirements, as reasonably interpreted by Seller or Purchaser, as applicable. On and after the Closing, except as required by applicable law, neither party shall issue any press release or make any statement to the media without the other party's prior written consent, which consent shall be reasonably granted and shall be deemed granted if the other party does not respond in writing to a request for such consent within two (2) business days after receipt of such written request for consent. The provisions of this Section 10.17 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

10.18 Multiple Deeds. Purchaser may, upon not less than five (5) business days' notice prior to the Closing direct the Seller to deliver Deeds to more than one grantee that is an affiliate of Purchaser and may direct that the legal description of the portion of the Real Estate attached to each such Deed conform to a legal description prepared by a Nevada licensed surveyor at Purchaser's sole cost and expense whereby the whole of the Real Estate is divided into subparcels ("**Subparcel Legal Descriptions**"). Purchaser shall indemnify and hold Seller harmless for all losses, claims and causes of action relating to any issues whatsoever concerning the Subparcel Legal Descriptions and the failure of the conveyance by Seller with respect to the use of the Subparcel Legal Descriptions on any such Deeds. Seller shall be deemed to have fulfilled its obligations with respect to the delivery of the Deeds hereunder upon delivery of the Deeds requested by Purchaser with the Subparcel Legal Descriptions attached. Any title exceptions that appear on the Title Commitment and/or Title Policy that relate to the Subparcel Legal Descriptions in any manner shall be deemed "Permitted Exceptions" hereunder. In addition to the Survey costs that Purchaser is obligated to pay pursuant to Section 6.4 above, Purchaser shall pay at the Closing all additional Survey costs and expenses that relate to the Subparcel Legal Description.

(SIGNATURES ON FOLLOWING PAGE)

Date of Execution by Seller:	SELLER:
September 9, 2015	LAKE MEAD CROSSING, L.L.C., a Nevada limited liability company
	By: IWR Protective Corporation, a Delaware corporation, its sole member
	By: ____________________ Name: Dennis K. Holland Title: Secretary
Date of Execution by Purchaser:	PURCHASER:
September ___, 2015	GK DEVELOPMENT, INC., an Illinois corporation
	By: ____________________ Name: Garo Kholamian Its: President

Date of Execution by Seller:

September ___, 2015

SELLER:

LAKE MEAD CROSSING, L.L.C.,
a Nevada limited liability company

By: IWR Protective Corporation,
a Delaware corporation, its sole member

By: ______________________________
Name:
Title:

Date of Execution by Purchaser:

September 9, 2015

PURCHASER:

GK DEVELOPMENT, INC.,
an Illinois corporation

By: ______________________________
Name: Garo Kholamian
Its: President

LIMITED JOINDER

The undersigned hereby joins in this Agreement solely to evidence its agreement to be bound by the terms of <u>Section 4.6</u> hereof and the liability limitations and thresholds and duration as set forth therein.

RETAIL PROPERTIES OF AMERICA, INC.,
a Maryland corporation

By: ______________________
Name: ~~Dennis K. Holland~~
Its: ~~Executive Vice President~~
Secretary

JOINDER BY CHICAGO TITLE INSURANCE COMPANY

The undersigned hereby joins in this Agreement to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and to acknowledge its agreement to perform the obligations of "Escrow Agent" as set forth in this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By: [signature]
Name: Jason Hissong
Its: Escrow Officer
Escrow 2015 14187